                                                                 EXHIBIT M TO
                                                             REFUNDING AGREEMENT
                                                                   4(c)(10)





                      AMENDMENT TO PARTICIPATION AGREEMENT

                 The Participation Agreement is amended as follows:

                 1. Amendment of First Paragraph and Recitals to the Participation Agreement. Clause (v) of the first paragraph is amended by inserting the words ", together with Westland/Utrecht Hypotheekbank, N.V." before the word "herein" and by deleting the words "Original Loan Participant" and substituting therefor the words "Original Loan Participants". The parenthetical in clause (ii) of the fourth whereas clause is amended by deleting it and substituting therefor the following: "(individually, as more particularly defined in the Lease referred to below, a "Certificate", and collectively, the "Certificates")".

                 2.  Amendment of Section 1 of the Participation Agreement.
Section 1(c) and all references thereto in the Participation Agreement are hereby deleted.

                 3.  Amendment of Section 6 of the Participation Agreement.
Section 6 is amended by deleting the word "2.05" and substituting therefor the word "2.09".

                 4.  Amendment of Section 7 of the Participation Agreement.
(a) Section 7(b)(2) is amended by deleting the words "any Loan Participant" from the first place where they appear and substituting therefor the words "the Pass Through Trustee, each Original Loan Participant (with respect to matters arising prior to the Refunding Date)"; by inserting following clause (b) in the last parenthetical therein the words "(c) the Pass Through Trustee (in both its individual capacity and as Pass Through Trustee) together with the Pass Through Trustee,"; and by renaming clauses (c), (d) and (e) in such parenthetical as clauses (d), (e) and (f), respectively. Renamed clause (d) of Section 7(b)(2) is amended by inserting the word "Original" before the words "Loan Participant" each time they appear. The following sentence shall be inserted at the end of
Section 7(b)(2): "No holder of a Pass Through Certificate shall be an Indemnitee for purposes hereof."

                 (b) Clause (i) of the first sentence of Section 7(b)(3) is amended by adding the words ", the Refunding Agreement, the Pass Through Trust Documents" after the words "the Operative Documents"; clause (iv) of the first sentence of Section 7(b)(3) of the Participation Agreement is amended

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by inserting after the words "any Certificates or" the words "Pass Through
Certificates or".

                 (c) Clause (iv) of Section 7(b)(4) is amended by inserting the words "or any Pass Through Trust Document" after the words "Operative Document".

                 (d) Clause (vi) of Section 7(b)(4) is amended by inserting the words "or Pass Through Certificates" after the word "Certificates".

                 (e) Clause (vii) of Section 7(b)(4) is amended by inserting the words "or the Pass Through Trustee," after the words "Owner Trustee", and by inserting the words "or the Pass Through Trust Documents," after the words "Trust Agreement".

                 (f) Clause (ix) of Section 7(b)(4) is amended by inserting the words "or the Pass Through Trust Documents" after the words "Operative Documents", each time they appear.

                 (g) Clause (x) of Section 7(b)(4) is amended by adding the words "or an event which would constitute such an Event of Default but for the requirement that notice be given or time elapse or both" after the word "Lease".

                 (h) Clause (xii) of Section 7(b)(4) is amended by inserting the words ", Section 11 of the Refunding Agreement" after the word "hereof."

                 (i) Clause (xiii) of Section 7(b)(4) is amended by adding the words "or the Pass Through Trust Documents" after the words "Operative Documents".

                 (j) Section 7(b)(4)(xiv) is amended in its entirety to read as follows:

                 "Any Claim to the extent that such Claim relates to amounts payable by the Owner Trustee to the Loan Trustee in respect of the Certificates or otherwise under the Trust Indenture with respect to Premium Amount, if any, payable as a result of a redemption or purchase of the Certificates pursuant to Section 6.01(b)(2) of the Trust Indenture without the prior written consent of the Lessee;".

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                 (k)  Section 7(b)(4)(xv) is amended by deleting the period at the end thereof and replacing it with a semicolon, followed by the word "and".

                 (l) A new Section 7(b)(4)(xvi) is hereby added and reads as follows:

                 "(xvi) Any Claim of the Pass Through Trustee or any Loan Participant to the extent that it is indemnified by the Lessee pursuant to the Pass Through Trust Agreement (including, without limitation, Section 7.06 thereof)."

                 (m) Section 7(b)(8) is amended by deleting the second sentence thereof.

                 (n) Section 7(c)(2)(iv) is amended by deleting the words "or pursuant to Section 2.04(i) of the Indenture"; and by deleting the word "2.16" and substituting the word "7.03" therefor.

                 (o) Section 7(c)(2)(v) is amended by deleting the word "2.16" and substituting the word "7.03" therefor.

                 (p) Clause (D) of Section 7(c)(2)(ix) is amended by deleting the words ", any Loan Participant".

                 (q) Section 7(c)(2)(x) is amended by deleting the words "any Loan Participant,".

                 (r) Section 7(c)(2)(xi) is amended by deleting the words "or, in the case of any Loan Participant, if such failure was the result of the Indenture Trustee's negligence or the Indenture Trustee's actions or failure to act in accordance with instructions of such Loan Participant".

                 (s) Section 7(c)(2)(xiii) is amended by inserting the word "and" at the end thereof.

                 (t) Section 7(c)(2)(xiv) is amended by deleting the semicolon at the end thereof and inserting a period in its place.

                 (u) Section 7(c)(2)(xv) is amended by deleting it in its entirety and substituting therefor the following:

                "(xv)  [Intentionally Omitted]."

                                   Series AB

                 (v) Section 7(c)(2)(xvi) is amended by deleting it in its entirety and substituting therefor the following:

                 "(xvi)  [Intentionally Omitted]."

                 (w) Section 7(c)(3) is amended by deleting the words ", provided that no Loan Participant shall have any obligation to claim any credit or any deduction in priority to any other claims, reliefs, credits or deductions available to it" and by deleting the words "(other than any Loan Participant)".

                 (x) Section 7(c)(10) is amended by deleting the words ", provided that, in the case of any Loan Participant, the amount of any payment by such Loan Participant to the Lessee pursuant to this Section 7 shall be verified and certified by the independent public accounting firm that audits the financial statements of such Loan Participant".

                 (y) Section 7(c)(11) is amended by deleting the words "each Loan Participant," "any Loan Participant," and "such Loan Participant"; and by inserting the words "(but shall not include the Pass Through Trustee, any Loan Participant or any holder of a Pass Through Certificate)" between the words "Indenture Estate" and ", and any reference".

                 (z) Section 7(d) is amended by inserting the words "or any of the Pass Through Trust Documents" between the words "Operative Documents" and ".".

                 (aa) Section 7(g) is amended by deleting it in its entirety and substituting therefor the following:

                 "(g)  [Intentionally Omitted]."

                 5.  Amendments to Section 9 of the Participation Agreement.

                 (a) The second sentence of Section 9(c) is amended by inserting the words "or the Pass Through Trust Documents" after the words "Operative Documents".

                 (b) The first sentence of Section 9(d) is amended by inserting the words ", each Loan Participant and the Loan Trustee" after the words "with the Lessee"; by inserting the words "or in a manner adversely affecting the Loan Trustee or a Loan Participant without the prior written consent of the Loan Trustee," after the words "the Indenture

                                   Series AB

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Trustee"; and by inserting the words "in the case of the Lessee," after the words "which consent". The second sentence of Section 9(d) is amended by inserting the words", each Loan Participant and the Loan Trustee" after the word "Lessee". The third sentence of Section 9(d) is amended by inserting the words "in the case of the Lessee" after the words "which consent".

                 (c) Section 9(e) is amended by deleting it in its entirety and substituting therefor the following:

                 "(e)  [Intentionally Omitted]."

                 (d) Section 9(g) is amended by deleting it in its entirety and substituting therefor the following:

                 "(g)  [Intentionally Omitted]."

                 (e) Section 9(j) is amended by deleting the words "Section 3.07(b)" each time they appear and substituting therefor the words "Section 9.03".

                 (f) Section 9(k) is amended by deleting it in its entirety and substituting therefor the following:

                          (k) The Loan Trustee, and by its acceptance of an Equipment Note, each holder thereof (and each Pass Through Trustee, so long as the relevant Pass Through Trust Supplement is in effect), hereby waives to the fullest extent permitted by law the benefit of the provisions of Section 1111(b) of Title 11 of the United States Code to the extent such provisions give recourse against the Owner Trustee (in its individual capacity) and the Owner Participant on account of any amount payable as principal of, premium, if any, and interest on the Equipment Notes. If (i) all or any part of the Trust Estate becomes the property of, or the Owner Participant becomes, a debtor subject to the reorganization provisions of the Bankruptcy Reform Act of 1978 or any successor provision, (ii) pursuant to such reorganization provisions the Owner Trustee (in its individual capacity) or the Owner Participant is required, by reason of the Owner Trustee (in its individual capacity) or the Owner Participant being held to have recourse liability to a holder of an Equipment Note, a Pass Through Trustee or the Loan Trustee, directly or indirectly, to make payment

                                   Series AB
         on account of any amount payable as principal, premium, if any, or interest on the Equipment Notes and (iii) such holder, such Pass Through Trustee or the Loan Trustee actually receives any Excess Payment (as hereinafter defined) which reflects any payment by the Owner Trustee (in its individual capacity) or the Owner Participant on account of (ii) above, then such holder, such Pass Through Trustee or the Loan Trustee shall promptly refund to the Owner Trustee or the Owner Participant (whichever shall have made such payment) such Excess Payment. For purposes of this Section 9(k), "Excess Payment" means the amount by which such payment exceeds the amount which would have been received by such Holder, such Pass Through Trustee or the Loan Trustee if the Owner Trustee (in its individual capacity) or the Owner Participant had not become subject to the recourse liability referred to in clause (ii) above. Nothing contained in this Section 9(k) shall prevent any holder of an Equipment Note, any Pass Through Trustee or the Loan Trustee from enforcing any personal recourse obligation (and retaining the proceeds thereof) of the Owner Trustee (in its individual capacity) or the Owner Participant under this Participation Agreement or the Trust Indenture (and any exhibits or annexes thereto).

                 (g) Section 9(n) is amended by deleting it in its entirety and substituting therefor the following:

                 "(n) Subject to Section 7.02 of the Trust Indenture, the Loan Trustee hereby agrees, for the benefit and at the expense of the Lessee, to cooperate with the Owner Trustee and the Lessee in effecting any foreign registration of the Aircraft pursuant to Section 7(a)(i) of the Lease; and the Lessee agrees for the benefit of the Loan Trustee that so long as any Certificate remains outstanding, the Lessee will not cause a change in registration unless such change is in compliance with such Section 7.02."

                 (h) Section 9(o) is amended by deleting it in its entirety and substituting therefor the following:

                 "(o)  [Intentionally Omitted]."





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                 (i)  Section 9(p) is amended by deleting it in its entirety and substituting therefor the following:

                 "(p) The Owner Trustee shall, promptly upon receipt of monies from the Loan Trustee pursuant to Section 7.01 or 10.04 of the Trust Indenture, pay such monies to the Lessee."

                 (j) Section 9(q) is amended by deleting it in its entirety and substituting therefor the following:

                 "(q) [Intentionally Omitted]."

                 (j) Section 9(r) is amended by deleting it in its entirety and substituting therefor the following:

                 "(r) [Intentionally Omitted]."

                 6.  Amendment of Section 10 of the Participation Agreement.
Section 10 is amended by adding the following at the end thereof:

         "The Lessee hereby consents in all respects to the execution and delivery of the Trust Indenture and to all of the terms thereof, and the Lessee acknowledges receipt of an executed counterpart of the Trust Indenture. The Owner Participant, the Owner Trustee, the Pass Through Trustee and the Loan Trustee hereby agree that the provisions of Sections 7.02 and 7.03 of the Indenture are hereby incorporated by reference herein for the benefit of the Lessee. Notwithstanding the foregoing, the Loan Trustee and the Owner Trustee hereby agree for the benefit of the Lessee that the Trust Indenture shall not be amended, modified or supplemented without the prior written consent of the Lessee if such amendment, modification or supplement would adversely affect the Lessee. The Loan Trustee and the Owner Trustee agree to furnish promptly to the Lessee copies of any amendment, modification or supplement to any Operative Document to which the Lessee is not a party."

                 7. Amendment to Section 12 of the Participation Agreement. The first sentence of Section 12 is amended by inserting the words ", the Refunding Agreement" after the words "this Agreement". Section 12 is further amended by inserting the word "Original" before the words "Loan Participant(s)" each time they appear.





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                                   Series AB

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                 8.  Amendment to Section 13 of the Participation Agreement.
(a) The first sentence of Section 13 is amended by deleting the words "each Loan Participant" and substituting therefor the words "the Pass Through Trustee".

                 (b) Paragraph (A) of Section 13 is amended by inserting the words ", the Pass Through Trustee" after the words "Owner Participant", by deleting the words "the Original Loan Participant" and by inserting the words "and the Pass Through Trust Documents" after the words "Operative Documents".

                 (c) Clause (i) of paragraph (E) of Section 13 is amended by inserting the words "the Pass Through Trust Documents (for so long as any Pass Through Certificate is outstanding)," after the words "the Lease,"; the third to last sentence of paragraph (E) is amended by inserting the words "and the Pass Through Trust Documents" after the words "Operative Documents".

                 9.  Amendment of Section 15 of the Participation Agreement.
(a) Section 15(a) is amended (i) by deleting the definitions of "Applicable Jurisdiction", "Break Funding Gain", "Debt Rate", "Interest Period", "LIBOR Loan", "LIBOR Rate", "London Business Day", "Majority in Interest of Certificate Holders", "New York Business Day", "Permitted Transferee", "Proposed Treaty", "Short Period Loan" and "Short Period Rate", (ii) by inserting the following definitions in alphabetical order:

                 "Other Indentures" means and includes the Amended and Restated Trust Indenture and Security Agreement (AA 1994 PTC Series AC), dated as of May 26, 1994, between Wilmington Trust Company, as Owner Trustee, and State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee, and the Amended and Restated Trust Indenture and Security Agreement (AA 1994 PTC Series AA), dated as of May 26, 1994, between Meridian Trust Company, as Owner Trustee, and State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee.

                 "Pass Through Trust Documents" means the Pass Through Trust Agreement and the Pass Through Trust Supplements.

                 "Section 20 Refinancing" means the refinancing under the Refunding Agreement."





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                                   Series AB

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and (iii) by deleting the definition of "Operative Documents" and replacing it with the following:

                 ""Operative Documents" shall have the meaning set forth in the Lease.

                 (b) The definition of "Transaction Costs" in Section 15(a) is hereby amended by deleting the words "Section 18(a) hereof" and substituting therefor the words "the Lease".

                 (c) Section 15(c) is amended by deleting the words "to any party to this Agreement to its address or telex number set forth below the signature of such party at the foot of this Agreement" and substituting therefor the words "if to the Lessee, the Owner Participant, the Owner Trustee, the Indenture Trustee, the Loan Trustee or the Pass Through Trustee, at their respective addresses or telex or facsimile numbers set forth below the signatures of such parties at the foot of the Refunding Agreement".

                 10.  Amendment of Section 16 of the Participation Agreement.
(a) Section 16(a) is amended by deleting it in its entirety and substituting therefor the following:

                  "[(a) Intentionally Omitted]".

                 (b) The second sentence of Section 16(b) is amended by deleting the words "each Loan Participant" and substituting therefor the words "the Pass Through Trustee"; and the third sentence of Section 16(b) of the Participation Agreement is deleted in its entirety.

                 (c) Clause (E) of Section 16(c)(i) is amended by inserting the words ", the Pass Through Trustee (unless the Lien of the Trust Indenture is discharged)" after the first parenthetical.

                 (d) Clause (F) of Section 16(c)(i) is amended by inserting the words ", the Pass Through Trustee (unless the Lien of the Trust Indenture is discharged)" after the first parenthetical.

                 11.  Amendment of Section 17 of the Participation Agreement.

                 (a) Sections 17(a) and (b) are amended in their entirety to read as follows:

                 "(a) So long as no Event of Default shall have occurred and be continuing, the Lessee shall have the





                                       9

                                   Series AB

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         right to request the Owner Participant and the Owner Trustee to effect an optional redemption of all of the Equipment Notes issued under the Trust Indenture or an optional redemption of all of the Equipment
         Notes of the same maturity and bearing the same interest rate issued under the Trust Indenture pursuant to Section 6.01(b)(2) or (3) of the Trust Indenture (in each case, such term to include the Equipment
         Notes originally issued under the Trust Indenture and any refunding indebtedness pursuant to this Section 17) , as part of a refunding or refinancing operation. Promptly on receipt of such request, the Owner Participant will negotiate promptly in good faith to conclude an agreement with the Lessee as to the terms of such refunding or refinancing operation and upon such agreement:

                          (i) the Lessee, the Owner Participant, the Loan Trustee, the Owner Trustee, and any other appropriate parties will enter into a financing or loan agreement (which may involve an underwriting agreement in connection with a public offering; provided, however, that in the case of a refunding or refinancing involving a public offering of debt securities, the Lessee shall have the right to purchase such debt securities and apply such debt securities as a credit against its obligations to pay Rent) providing for (x) the issuance and sale by the Owner Trustee or such other party as may be appropriate to such institution or institutions on the date specified in such agreement (for the purposes of this Section 17, the "Refinancing Date") of United States dollar-denominated debt securities in an aggregate principal amount equal to the sum of the principal amount of the Equipment Notes to be redeemed, on the Refinancing Date, and, subject to clause (w) of Section 17(a)(ii), all interest accrued thereon to the Refinancing Date and (y) the application of the proceeds of the sale of such debt securities to the redemption of all such Equipment Notes on the Refinancing Date;

                          (ii) the Lessee and the Owner Trustee will amend the
                 Lease such that (w) if the Refinancing Date is not a Lease Period Date, the Lessee shall on the Refinancing Date prepay that portion of the next succeeding installment of Basic Rent as shall equal the aggregate interest accrued on the Equipment Notes then being redeemed on the





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         Refinancing Date in the event that such interest is not financed through the issuance of debt securities on the Refinancing Date, (x) Basic Rent payable in respect of the period from and after the Refinancing Date shall be recalculated to preserve the Owner Participant's Revised Net Economic Return, (y) amounts payable in respect of Stipulated Loss Value and Termination Value from and after the Refinancing Date shall be appropriately recalculated to preserve the Owner Participant's Revised Net Economic Return, and (z) the Special Purchase Price Percentage and the Special Purchase Option Date shall be recalculated as provided in Section 18;

                    (iii) the Owner Trustee will enter into an agreement to provide for the securing thereunder of the debt securities issued by the Owner Trustee pursuant to clause (a) of this
                 Section 17 in like manner as the Equipment Notes issuable under the Trust Indenture and/or will enter into such amendments and supplements to the Trust Indenture as may be necessary to effect such refunding or refinancing, provided that no such amendment or supplement will materially increase the liabilities of or impair the rights of the Owner Participant under the Operative Documents without the consent of the Owner Participant; and

                     (iv) unless otherwise agreed by the Owner Participant, the Lessee shall pay as Supplemental Rent on an After- Tax Basis all reasonable fees, costs, and expenses of such refunding or refinancing;

         provided, however, that (v) the Lessee shall not request that less than all of the Equipment Notes issued under the Trust Indenture be redeemed as part of a refunding operation hereunder unless it simultaneously requests that all the outstanding equipment notes held in the same Pass Through Trust issued under the Other Indentures be simultaneously redeemed, (w) there shall be no more than two such refundings or refinancings (not including the Section 20 Refinancing),
         (x) if within 15 days after receipt of a request from the Lessee to effect a refunding or refinancing pursuant to this Section 17, which request specifies the proposed structural terms and the amount thereof, the Owner Participant provides the Lessee with a written notice





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                                   Series AB

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         to the effect that there will be a risk of adverse tax consequences to the Owner Participant resulting from the refunding or refinancing and, if then requested by the Lessee in writing, within 15 days after receipt of such request, the Owner Participant provides the Lessee with a written opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to the Lessee to the effect that there will be a risk of such adverse tax consequences to the Owner Participant resulting from the refunding or refinancing (other than the consequence that the refinanced loan constitutes "qualified nonrecourse indebtedness" within the meaning of Temporary Regulations Section 1.861-10T(b) for the purpose of the computation of the FSC Benefits (as defined in the Tax Indemnity Agreement)), then the Owner Trustee and the Owner Participant shall be required to effect such refunding or refinancing only if the Lessee shall have agreed to indemnify the Owner Participant against such identified adverse tax consequences in a manner reasonably satisfactory to the Owner Participant; provided, however, the parties agree that in the absence of a change in applicable laws, regulations, revenue rulings, revenue procedures or judicial precedents enacted, adopted or decided after the Delivery Date, a refinancing or refunding will not be deemed for this purpose to result in a risk of the Owner Participant not being considered the owner of the Aircraft, Airframe, any Engine or any Part for Federal or other income tax purposes, (y) no such refinancing or refunding shall require an increase in the amount of the Owner Participant's investment in the beneficial ownership of the Aircraft or shall cause the ratio of the newly issued debt to the Owner Participant's then outstanding investment in the Aircraft to be more than 4 to 1 and (z) except with respect to matters relating to taxes, no such refunding or refinancing will materially increase the liabilities of or impair the rights of the Owner Participant."

                 "(b) The Equipment Notes, and any other debt instruments issued in connection with any refunding or refinancing operation permitted by this Section 17, shall not be subject to optional redemption by the Owner Trustee without the consent of the Lessee, except as provided in the Trust Indenture."

                 12.  Amendment of Section 18 of the Participation Agreement.
(a)  Paragraph (a) of Section 18 is amended in its entirety to read as follows:





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                                   Series AB

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                 "(a)  Calculation of Adjustments.  In the event that (A) the
         Transaction Costs are less or more than 1.49620759% of Lessor's Cost, or (B) prior to the acceptance of the Aircraft on the Delivery Date:
         (1) there shall have occurred a Change in Tax Law and (2) after having been advised in writing by the Owner Participant of such Change in Tax Law and the proposed adjustment to the payments of Basic Rent resulting therefrom, Lessee shall have waived its right under Section 11 of the Participation Agreement to decline to proceed with the transaction, or (C) a refinancing or refunding as contemplated by
         Section 17 hereof occurs, or (D) the Delivery Date is other than July 2, 1991, or (E) if the Certificates are not refunded or refinanced on or prior to the Base Lease Commencement Date, the Excess Payment Amount (as defined in the Original Participation Agreement) (after adjustment for any Excess Payment Differential Amount) (as defined in the Original Participation Agreement) is other than $1,947,948.23, then, in each case, the Owner Participant shall recalculate the payments of Basic Rent, Stipulated Loss Values, Termination Values and the Excess Payment Amount with respect to the Term (i) to preserve the Owner Participant's Revised Net Economic Return and (ii) to minimize, to the greatest extent possible, consistent with the foregoing clause
         (i), the present value (discounted semiannually at an interest rate per annum to be supplied by the Lessee) of the payments of Basic Rent. In addition, in the event of a refinancing or refunding referred to in clause (C) of the preceding sentence, the Special Purchase Price Percentage and the Special Purchase Option Date shall be recalculated in a manner consistent with the procedures specified in Section 20(c) of the Original Participation Agreement. In performing any such recalculations, the Owner Participant shall utilize the same methods and assumptions used by the Owner Participant in the calculation of the schedules included in the Amended and Restated Rent Schedule dated as of May 26, 1994, as such assumptions may be changed as a result of the event described in clause (A), (B), (C), (D) or (E) of the second preceding sentence necessitating such recalculation or due to the prior occurrence of any such event; provided that, Basic Rent, as so recomputed, shall comply with the requirements of Section 4.02(5) and 4.07(1) of Revenue Procedure 75-28, 1975-1 C.B. 752, and shall not present a greater risk that Section 467(b)(2) of the Code would apply than the risk that Section 467(b)(2) applied prior to such





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         recomputation, it being agreed that the requirements of clause (i) of
         Section 5.01 of Rev. Proc. 75-21, 1975-1 C.B. 715, shall be applied on a prospective basis.

                 13.  Deletion of Section 20 of the Participation Agreement.
Section 20 is hereby deleted and the words "[Intentionally Omitted]" substituted therefor.

                 14.  Amendment of Section 21 of the Participation Agreement.

                 (a) Section 21(c) is amended by inserting the following sentence at the end thereof. "No purchaser or holder of any Equipment Note (including any Loan Participant) shall be deemed to be a successor or assign of any of the Original Loan Participants."

                 (b) Section 21(e) of the Participation Agreement is amended by deleting it in its entirety.

                 (c)  Section 21 is hereby renumbered Section 22.

                 15. New Section 21 of the Participation Agreement. The following new Section 21 is added:

                 "Section 21. Successor Loan Trustee; Amendment of Pass Through Trust Documents. (a) In the event that the Loan Trustee gives notice of its resignation pursuant to Section 9.06(b) of the Trust Indenture, the Lessee may direct the Owner Trustee to appoint, and the Owner Trustee shall promptly appoint, a successor Loan Trustee.

                 (b) In the event that either the Owner Trustee or the Lessee obtains knowledge of the existence of any of the grounds for removal of the Loan Trustee set forth in Section 9.06 of the Trust Indenture, the Owner Trustee or the Lessee, as the case may be, shall promptly give notice (the "Removal Notice") to the other by telephone, confirmed in writing. Within five Business Days after the giving of the Removal Notice, the Lessee may direct the Owner Trustee to remove, and the Owner Trustee shall remove, the Loan Trustee and appoint a successor Loan Trustee, provided that, if within ten Business Days after the giving of the Removal Notice the Loan Trustee shall not have been removed, the Owner Trustee shall be deemed without further act to have delegated to the Lessee the right, on behalf of the Owner Trustee, to remove the Loan





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                                   Series AB

         Trustee and appoint a successor, and, in the event of the removal of the Loan Trustee in accordance with such delegation, the Lessee agrees to appoint promptly a successor Loan Trustee.

                 (c) The Lessee shall not enter into any modification or amendment of any Pass Through Trust Document in any manner affecting the Pass Through Trusts created pursuant to the Pass Through Trust Supplements, without the consent of the Owner Trustee or the Owner Participant, such consent not to be unreasonably withheld.

                 16.  Amendment of Schedule I to the Participation Agreement.
Schedule I is amended in its entirety as set forth in Schedule I to the Refunding Agreement (AA 1994 PTC Series AB).





                                       15

                                   Series AB